Exhibit 10.3

January 11, 2018

Special Committee of the Board of Directors

ZAIS Group Holdings, Inc.

Two Bridge Avenue, Suite 322

Red Bank, NJ 07701

Attn: Paul B. Guenther, Chairman

Dear Paul:

I understand that the Special Committee has asked me to provide ZAIS Group Holdings, Inc. (the “Company”) with certain assurances as a material inducement to the willingness of the Special Committee to recommend, and the Company to enter into, the Agreement and Plan of Merger (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), by and between the Company, ZGH Merger Sub, Inc. (“Merger Sub”), and Z Acquisition LLC (“Parent”). For ease of reference, capitalized terms not otherwise defined in this letter have the meanings ascribed to those terms in the Merger Agreement.

I agree to the following:

1.                  I will use my reasonable best efforts to consummate or cause to be consummated the transactions contemplated by the Share Purchase Agreement, dated as of September 5, 2017, by and among Parent, Christian Zugel and Ramguard LLC (as amended and restated as of today’s date, the “SPA”), and the Investment Agreement entered into by Parent and ZAIS Group Parent LLC as of today’s date (the “Investment Agreement”). I acknowledge that Parent will, and Christian Zugel, as managing member of Parent, will cause Parent to, make any Capital Calls (as defined in Parent’s Amended and Restated Limited Liability Company Agreement, as amended, the “LLC Agreement”) required to consummate the transactions contemplated by the SPA and the Investment Agreement, and I, as a member of Parent, will promptly upon receipt of notice of such Capital Call, comply with my obligations in respect of such Capital Call as provided in the LLC Agreement. I have, and will have at the closing of the transactions contemplated by the SPA and the Investment Agreement, sufficient immediately-available funds to comply with my obligations with respect to such Capital Calls.

2.                  I do not beneficially own any securities of the Company or the Company’s subsidiaries or hold any rights to purchase shares of capital stock of the Company or its subsidiaries. Until consummation of the Transactions (or earlier termination of the Merger Agreement), I will not acquire any securities of the Company or enter into any additional agreement, arrangement or understanding with any holder of Class A Common Stock or any other equity interest in the Company or its subsidiaries, without the prior written consent of the Company (which may only be granted pursuant to a resolution adopted by the Special Committee, and which consent may be withheld at the sole discretion of the Special Committee).

3.                  I agree to cooperate with the Company as the Company prepares the Schedule 13E-3 and proxy statement (and any other required filings) to be filed with the Securities and Exchange Commission (“SEC”) in connection with the transactions contemplated by the Merger Agreement, and I will furnish the Company any information relating to me or my affiliates required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company’s filings with the SEC, as well as any supplemental information that may be requested by the SEC, and any information that may be required for any other regulatory filing in connection with the transactions contemplated by the Merger Agreement. I also agree that the Company may publish and disclose in the Company Proxy Statement and/or Schedule 13E-3 to be filed in connection with the Transactions (including all documents and schedules filed with the SEC) my identity and the nature of my commitments, arrangements, and understandings under this Agreement and may further file this Agreement as an Exhibit to the Schedule 13E-3 or in any other filing made by the Company with the SEC relating to the Transactions.

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4.                  As an executive officer and director of the Company, I will not take any action (or fail to take any required action), in such capacity or otherwise, (i) that would cause the Company or Merger Sub to breach, or otherwise violate any of their respective obligations under, the Merger Agreement, (ii) that would cause any of the conditions to consummation of the Transactions not to be satisfied, (iii) seeking to remove any member of the Special Committee, disband the Special Committee or limit the independence and authority of the Special Committee, or (iv) that would be prohibited by Section 5.03 of the Merger Agreement (other than at a time that the Company (with the prior authorization of the Special Committee) has informed me that the Company or its Representatives are permitted to take such actions pursuant to Section 5.03 of the Merger Agreement).

Sincerely,

/s/ Daniel Curry
Daniel Curry

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